This Amended and Restated Securities Purchase Agreement (the
"Agreement") is entered into as of September 1, 2003, by and among Trinity Learning Corporation, a Utah corporation ("Acquirer") and the individuals listed on Annex A hereto (each a "Shareholder" individually and, collectively, "Shareholders").

                                 RECITALS:
          A. Acquirer and Shareholders executed a Securities Purchase Agreement dated July 11, 2003 (the "Original Purchase Agreement") pursuant to which Acquirer sought to purchase all of the outstanding capital stock of TouchVision, Inc., a California corporation (the "'Company").

          B. Subsequent to the execution of the Original Agreement, but prior to the closing of the Original Agreement, holders of options to purchase shares of the Company exercised their right to purchase shares of the Company's common stock.

          C. In order to enter into this Agreement, Acquirer requires the new shareholders to become a party to this Agreement, such shareholders are willing to become a party to this agreement.

          D. Shareholders wish to sell to Acquirer, and Acquirer wishes to purchase from Shareholders, all of the issued and outstanding capital stock of the Company set forth opposite each such Shareholder's name on Annex A (the "Shares") upon the terms and subject to the conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.   PURCHASE AND SALE OF SECURITIES
          1.1 Sale and Delivery. Shareholders agree to sell and deliver to Acquirer, and Acquirer agrees to purchase and accept from Shareholders, free and clear of all Liens, on the terms and subject to the conditions set forth in this Agreement, and for the purchase price described in Section 1.2, good and marketable title to the Shares. The Shares to be sold and purchased pursuant to this Agreement will, as of the Closing Date, constitute in the aggregate all of the outstanding capital stock of the Company.

          1.2 Purchase Price. The aggregate purchase price (the "Purchase Price") for all of the Shares shall be 1,250,000 shares of the Common Stock of Acquirer (such shares referred to herein as the "Acquirer Shares").

          1.3 Escrow Agreement. Pursuant to an Escrow Agreement to be entered into on or before the Closing Date (as defined in Section 8.1) in the form attached as Exhibit 1.3 (the "Escrow Agreement"), among Acquirer, Shareholders and the escrow agent (the "Escrow Agent"), Acquirer will withhold from the Acquirer Shares and deposit into escrow an aggregate of 312,500 shares of the Acquirer Shares (the "Escrow Shares"). Promptly after the Closing Date, Acquirer will deposit or cause to be deposited in escrow pursuant to the Escrow Agreement, the Escrow Shares. The Escrow Shares will be held in escrow as collateral for the indemnification obligations of Shareholders under Section 12.2 below and will be released from escrow pursuant to the Escrow Agreement.

     2.   REPRESENTATIONS AND WARRANTIES CONCERNING SHAREHOLDERS

     For purposes of the representations and warranties of Shareholders contained herein, disclosure in any section of the Shareholders' Disclosure Letter (defined below) relating to one representation and warranty shall not be deemed to qualify or to serve as an exception to another representation and warranty unless (i) the same disclosure or an appropriate cross reference appears in the section of the Disclosure Schedule relating to such other representation and warranty, or (ii) it is clear from the reading of the disclosure that such disclosure is applicable to such other representation or warranty. Each Shareholder hereby, severally, and not jointly, represent and warrant that, except as disclosed in the Shareholders' disclosure letter (the "Shareholders' Disclosure Letter") delivered by Shareholders to Acquirer herewith as amended from time to time prior to Closing:

          2.1 Ownership of Shares. Such Shareholder owns, or as of the Closing Date will own, of record and beneficially the Shares set forth opposite such Shareholder's name on Annex A, and has, and at all times prior to and as of the Closing such Shareholder will have, good and marketable title to such Shares free and clear of all liens.

          2.2 Delivery of Good Title. Upon delivery of the Shares to be sold by such Shareholder hereunder, Acquirer will have good and marketable title to the Shares, free and clear of all liens.

          2.3 Execution and Delivery. All consents, approvals, authorizations and orders necessary for the execution, delivery and performance by Shareholders of this Agreement (including, without limitation, the transfer and sale of the Shares to be sold by Shareholders to Acquirer) have been duly and lawfully obtained, and such Shareholder has, and at the Closing will have, full right, power, authority and capacity to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) general principles of equity, including limitations on the availability of specific performance, injunctive relief or other equitable remedies.

          2.4 No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, any indenture, mortgage, deed of trust, trust (constructive and other), loan agreement or other agreement or instrument to which such Shareholder is a party or by which such Shareholder or any of the Shares are bound, or violate any Legal Requirement applicable to or binding upon such Shareholder.

          2.5 No Brokers. No broker, finder or similar agent has been employed by or on behalf of such Shareholder in connection with this Agreement or the transactions contemplated hereby, and such Shareholder has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

          2.6  Investment Intent.

          (a) Purchase Entirely for Own Account. Such Shareholder is acquiring the Acquirer Shares for investment purposes only, for its own account, and not as a nominee or agent of any other Person, and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act, and such Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Except as set forth on Item 2.6 of the Shareholders' Disclosure Schedule, such Shareholder further represents that it does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Acquirer Shares.

          (b) Disclosure of Information. Such Shareholder has had an opportunity to discuss the business, management, financial affairs of Acquirer and the terms and conditions of the offering of the Acquirer Shares with the management of Acquirer. Such Shareholder understands that such discussions, as well as the written information provided to such Shareholder by Acquirer, were intended to describe the aspects of Acquirer's business and financial condition which it believes to be material.

          (c) Restricted Securities. Such Shareholder understands that the Acquirer Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Shareholder's representations as expressed herein. Such Shareholder understands that the Acquirer Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Acquirer in a transaction not involving a public offering and that under such laws and applicable regulations such the Acquirer Shares may be resold without registration under the Securities Act only in certain limited circumstances.

          (d) Legends. Such Shareholder understands that the Acquirer Shares, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

               (i) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

               (ii) Any legend required by the securities laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

     3.   REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

     Each of Greg Roche ("Roche") and Larry Mahar ("Mahar" and, together with Roche the "Key Shareholders") hereby, jointly and severally, represents and warrants that, except as disclosed in the relevant item of the Shareholders' Disclosure Letter delivered by Shareholders to Acquirer herewith as amended from time to time prior to Closing:

          3.1  Organization and Good Standing.  Except as disclosed in Item
3.1 of the Shareholders' Disclosure Schedule, the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and is qualified as a foreign corporation in each jurisdiction where the nature of its business or location of its properties requires such qualification except where the failure to so qualify would not result in a Material Adverse Effect (as defined in Section 13.13.4 below) on the Company.

          3.2  Capitalization.

               (a) Authorized/Outstanding Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of (i) 35,000,000 shares of Common Stock of which 11,970,400 shares are issued and outstanding and (ii) 15,000,000 shares of Preferred Stock, none of which are issued and outstanding. All issued and outstanding shares of the Company capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission and have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws, except where the failure to so qualify would not result in a Material
Adverse Effect on the Company.   A list of all holders of the Company's
capital stock, and the number of shares and options held by each, in each case as of the date hereof, has been delivered by Shareholders to Acquirer herewith as Item 3.2. As of the date hereof, Shareholders are the sole shareholders of the Company.

               (b) Options/Rights. Except as disclosed in Section 3.2(a) or on Item 3.2 of the Shareholders' Disclosure Schedule, there are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of the Company's authorized but unissued capital stock or any securities convertible into or exchangeable for shares of the Company's capital stock or obligating the Company to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid. Except as described in Item 3.2 of the Shareholders' Disclosure Schedule, there are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of the Company's outstanding securities. Except as described in Item 3.2, the Company is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued.

          3.3  Subsidiaries and Guaranties.  Except as disclosed in Item
3.3 of the Shareholders' Disclosure Letter, the Company does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity. The Company is not a guarantor of any obligation of a third party, whether or not such third party is related to or affiliated with the Company.

          3.4 No Violation of Existing Agreements or Laws. Except as disclosed in Item 3.4 of the Shareholders' Disclosure Schedule, neither the execution and delivery of this Agreement or any of the ancillary agreements contemplated by this Agreement (the "Ancillary Agreements"), nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (a) any provision of the Articles of Incorporation or Bylaws of the Company, as currently in effect, (b) any instrument or contract to which the Company or Shareholder is a party or by which the Company or Shareholder is bound or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Shareholder, the Company or any Subsidiary or their respective assets or properties, other than, with respect to (a), (b) and
(c), any such conflict, termination, breach or violation that would not have a Material Adverse Effect on the Company. The consummation of the transactions contemplated herein and succession by Acquirer as the sole shareholder of the Company will not require the consent of any third party, except as disclosed in Item 3.4 of the Shareholders' Disclosure Schedule.

          3.5 Litigation. Except as disclosed in Item 3.5 of the Shareholders' Disclosure Schedule, there is no action, proceeding or claim or investigation pending against the Company before any court or administrative agency nor is there any basis therefor, nor has any party threatened the same. Except as disclosed in Item 3.5 of the Shareholders' Disclosure Schedule, there is no basis for any shareholder or former shareholder of the Company, or any other person, firm, corporation or entity to assert a claim against any Shareholder, the Company, or Acquirer based upon: (a) ownership or rights to ownership of any Shares or other securities, (b) any rights as a securities holder, including, without limitation, any option or other right to acquire any the Company securities, any preemptive rights or any rights to notice or to vote or (c) any rights under any agreement between the Company and any the Company securities holder or former the Company securities holder in such holder's capacity as such. There is no action, suit, proceeding, claim, arbitration or investigation pending or as to which any Shareholder has received any notice of assertion against a Shareholder or the Company, which in any manner challenges or seeks to prevent, enjoin, materially alter or materially delay any of the transactions contemplated by this Agreement.


          3.6 The Company Financial Statements. Shareholders have delivered to Acquirer in Item 3.6(a) of the Shareholders' Disclosure Schedule the Company's two-year comparative balance sheet as of the date of its most recent fiscal year end (respectively, the "Company Balance Sheet" and the "Balance Sheet Date") and unaudited balance sheet as of May 31, 2003 and the Company's income statements for the last two fiscal years and unaudited income statement for the period since its most recent fiscal year end to May 31, 2003 (collectively, the "Company Financial Statements"). Except as provided in Item 3.6(b) of the Shareholders' Disclosure Schedule, the Company Financial Statements (a) are in accordance with the books and records of the Company, and (b) fairly and accurately represent the financial condition of the Company at the respective dates specified therein and the results of operations for the respective periods specified therein. Except as disclosed in Item 3.6 of the Shareholders' Disclosure

Schedule, the Company has no debt, liability or obligation of any nature, whether accrued, absolute or contingent, and whether due or to become due, that would be required under generally accepted accounting principles ("GAAP") to be reflected on the liabilities column of a balance sheet, prepared as of the date hereof in accordance with GAAP and is not reflected, reserved against or disclosed in the Company Financial Statements, except for those that may have been incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice ("Ordinary Course").

          3.7  Taxes.

               (a) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes, including without limitation
(i) any income, profits, alternative or add-on minimum tax, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, net worth, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign) (a "Taxing Authority"),
(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

               (b) Except as disclosed in Item 3.7(b) of the Shareholders' Disclosure Schedule, all Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority on or before the Closing, by or on behalf of the Company and each of its Subsidiaries (collectively, the "Company Returns"), have been or will be filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Closing have been or will be paid on or before such date. The Company Financial Statements fully accrue all actual liabilities for Taxes with respect to all periods through the dates thereof and to the Knowledge of Shareholders, the Company does not have any contingent liabilities for Taxes except as disclosed in Item 3.7 of the Shareholders' Disclosure Schedule. The Company Balance Sheet fully accrues consistent with past practices all actual liabilities for Taxes (i) with respect to all periods through the Balance Sheet Date, and (ii) with respect to all transactions and events occurring on or prior to such date. Except as disclosed in Item 3.7(b) of the Shareholders' Disclosure Schedule, all information set forth in the notes to the Company Financial Statements relating to Tax matters is true, complete and accurate in all material respects.

               (c) No Tax liability since May 31, 2003 has been incurred other than in the ordinary course of business, and adequate provision has been made for all Taxes since that date in accordance with past practices on a timely basis. Except as disclosed in Item 3.7(c) of the Shareholders' Disclosure Schedule, the Company has timely withheld and paid to the applicable financial institution or Taxing Authority all amounts required to be withheld. Except as disclosed in Item 3.7(c) of the Shareholders' Disclosure Schedule, none of the Company Returns have been audited. Except as disclosed in Item 3.7(c) of the Shareholders' Disclosure Schedule, the Company has not granted any extension or waiver of the limitation period applicable to any the Company Returns.
                                     6

               (d) There is no claim, audit, action, suit, proceeding, or investigation now pending or, to the Knowledge of Shareholders, threatened against or with respect to the Shares, the Company or any Subsidiary in respect of any Tax, nor to the Knowledge of Shareholders is there any basis therefor. There are no liabilities for Taxes with respect to any notice of deficiency or similar document of any Tax Authority received by the Company or any Subsidiary which have not been satisfied in full (including liabilities for interest, additions to tax and penalties thereon and related expenses). Neither the Company nor any Subsidiary nor any person on behalf of the Company has entered into or will enter into any agreement or consent pursuant to Section 341(f) of the Code. There are no liens for taxes upon the assets of the Company or any Subsidiary except liens for current Taxes not yet due. Except as disclosed in Item 3.7(d) of the Shareholders' Disclosure Schedule, the Company has not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

               (e) There is no contract, agreement, plan or arrangement, including without limitation the provisions of this Agreement and the Employment Agreements (as that term is defined in Section 9.7, below), covering any employee, director or independent contractor or former employee, director or independent contractor of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (as determined without regard to Section 280G(b)(4)). Other than pursuant to this Agreement, the Company or any Subsidiary is not a party to or bound by (or will prior to the Closing become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement. The Company has previously provided or made available to Acquirer true and correct copies of all the Company Returns, and, as reasonably requested by Acquirer, prior to or following the date hereof, presently existing information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents.

               The Company has not been at any time within the past five years, and will not be prior to the Closing, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          3.8 Title to Properties. Except as disclosed in Item 3.8 of the Shareholders' Disclosure Schedule, the Company has good and marketable title to all of its material assets and properties (including but not limited to those shown on the balance sheet as of the Balance Sheet Date included in the Company Financial Statements), free and clear of all liens, charges or encumbrances (other than ( i ) liens for taxes not yet due and payable; (ii) liens or obligations reflected or disclosed on the Balance Sheet as of the Balance Sheet Date; (iii) liens which are not material in character, amount or extent, and which do not materially detract from the value or materially interfere with the use of the property subject thereto or affected thereby; and (iv) contractor's liens and liens with respect to taxes that are not yet due and payable (the foregoing (i), (ii), (iii) and (iv), "Permitted Liens"). The machinery and equipment included in such assets are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which the Company or any Subsidiary is a party are fully effective and afford the Company or the Subsidiary peaceful and undisturbed possession of the subject matter of the lease. Neither the Company nor any Subsidiary is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased real property which would have a Material Adverse Effect on the Company, and neither the Company nor any Subsidiary has received any notice of such violation with which it has not complied or had waived.

                                     7
          3.9 Absence of Certain Changes. Since the Balance Sheet Date, the Company has carried on its business in the Ordinary Course substantially in accordance with the procedures and practices in effect on the Balance Sheet Date. Except as disclosed in Item 3.9 of the Shareholders' Disclosure Schedule or in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, since the Balance Sheet Date there has not been with respect to the Company:

               (a) any change in the financial condition, properties, assets, liabilities, business, material rights relating to Intellectual Property (as defined below), results of operations, which change by itself or in conjunction with all other such changes, whether or not arising in the Ordinary Course, have had or is reasonably likely to have a Material Adverse Effect on the Company;

               (b) any contingent liability incurred thereby as guarantor or surety with respect to the obligations of others;

               (c) any mortgage, encumbrance or lien placed on any of the assets or properties thereof (other than Permitted Liens);

               (d) any obligation or liability incurred thereby other than in the Ordinary Course, which obligations or liabilities do not exceed in the aggregate $25,000;

               (e) any purchase, license, sale or other disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the properties, assets or goodwill of the Company other than in the Ordinary Course;

               (f) any damage, destruction or loss, whether or not covered by insurance, that has had a Material Adverse Effect on the Company;

               (g) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, stock dividend, combination or recapitalization of the capital stock thereof, any direct or indirect redemption, purchase or other acquisition of the capital stock thereof;

               (h) any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, employees or agents (other than pursuant to existing agreements set out on Item 3.9(h) of the Shareholders' Disclosure Schedule or, in the case of non-officers, in the Ordinary Course), or any bonus payment or arrangement made to or with any of such officers, employees or agents other than amounts paid pursuant to Employee Plans, as that term is defined in
Section 3.14.3, disclosed in Item 3.14.3 of the Shareholders' Disclosure Schedule or bonuses in an aggregate amount not to exceed $25,000 for all persons to whom bonuses are paid;

               (i) any loss of key executive, management or development personnel thereof;

               (j) any payment or discharge of a lien or liability thereof, which lien or liability was not either (i) shown on the balance sheet as of the Balance Sheet Date included in the Company Financial Statements or (ii) incurred in the Ordinary Course after the Balance Sheet Date;

               (k) any obligation or liability incurred thereby to any of its officers, directors, shareholders or affiliates, or any loans or advances made thereby to any of its officers, directors, shareholders or affiliates, except normal compensation and expense allowances payable to officers and employees;

               (l) any loss on or prior to the date of this Agreement of one or more Material Customers (as defined in Section 3.22) or such number of customers which together represent a material amount of business or any indication that such a loss is, or losses are, reasonably likely;

               (m) any amendment or change in the Articles of Incorporation or the Bylaws of the Company;

               (n) any issuance or sale of any debt or equity securities (including but not limited to stock) thereby or of any options or other rights to acquire from the Company, directly or indirectly, any debt or equity securities (including but not limited to stock) thereof; or

               (o) any termination, or any extension, amendment, relinquishment, expiration or non-renewal that, to the Knowledge of Shareholders, resulted from third party dissatisfaction with the Company's services or contract performance, of any contract to which the Company is a party, or any written request received by the Company for or to effect any of the foregoing, other than, in each such case, where any such action or requested action would not have a Material Adverse Effect on the Company.

          3.10 Agreements and Commitments. As of the date hereof, except as disclosed in Item 3.10 of the Shareholders' Disclosure Schedule delivered by Shareholder to Acquirer herewith, or as disclosed in Item 3.11, Item 3.14.3 or Item 3.14.6 of the Shareholders' Disclosure Schedule as required by Section 3.11, Section 3.14.3 or Section 3.14.6, as the case may be, on the date of this Agreement the Company is not a party or subject to any oral or written executory contract or, to the extent expressly enumerated in paragraphs below, commitment, that is material to the Company, its financial condition, business or prospects, including but not limited to the following:

               (a) Any contract, commitment, letter agreement or purchase order providing for payments by or to the Company in an aggregate amount of
(i) $25,000 or more in the Ordinary Course or (ii) $5,000 or more not in the Ordinary Course;

               (b) Any license agreement under which the Company is licensor (except for any nonexclusive software license granted by the Company to customers in the Ordinary Course); or under which the Company is licensee (except for standard "shrink wrap" licenses for off-the-shelf software products with a license fee or purchase price of under $5,000 per copy or seat);

               (c) Any material agreement by the Company to encumber, transfer or sell rights in or with respect to any material item of the Company Intellectual Property (as defined in Section 3.11 hereof), excluding non-exclusive software licenses;

               (d) Any agreement for the sale or lease of real or tangible personal property involving more than $25,000 per year;

               (e) Any dealer, distributor, sales representative, original equipment manufacturer, value-added remarketer or other agreement for the distribution of the Company's products;

               (f)  Any franchise agreement;

               (g) Any stock redemption or agreement obligating the Company to purchase its capital stock;

               (h) Any joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons or the payment of royalties to any other person, excluding non-exclusive software licenses;

               (i) Any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for trade indebtedness or any advance to any employee of the Company incurred or made in the Ordinary Course, and except as disclosed in the Company Financial Statements;

               (j) Any contract containing covenants purporting to limit the Company's freedom to compete in any line of business, market or industry and/or in any geographic area; or

               (k) Any contract for the employment of any officer, employee or consultant of the Company or any other type of contract or commitment with any officer, employee or consultant of the Company that is not immediately terminable by the Company without cost or other liability.


               Except as noted in Item 3.4 of the Shareholders' Disclosure Schedule, all agreements, obligations and commitments disclosed in Item 3.10, Item 3.11, Item 3.14.3 or Item 3.14.6 of the Shareholders' Disclosure Schedule as required by Section 3.10, Section 3.11, Section 3.14.3 or
Section 3.14.6, as the case may be, are valid and in full force and effect, except where the failure to be such would not have a Material Adverse Effect on the Company. Except as noted on Item 3.10 of the Shareholders' Disclosure Schedule, neither the Company nor to the Knowledge of Shareholders any other party is in breach of or default under any material term of any such agreement, obligation or commitment nor has such other party threatened such a breach or default. The Company is not a party to any contract or arrangement that Shareholder believes will have a Material Adverse Effect on the Company. The Company does not have liability for renegotiation of government contracts or subcontracts that can reasonably be expected to have a Material Adverse Effect on the Company.

          3.11 Intellectual Property.

     (a)  For purposes of this Agreement, "Intellectual Property" means:

                    (i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, "Issued Patents");

                    (ii) all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively "Patent Applications" and, with the Issued Patents, the "Patents");

                    (iii) all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, "Copyrights");

                    (iv) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names
(collectively, "Trademarks");

                    (v) all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data and proprietary processes;

                    (vi) all databases and all collected data and all rights therein throughout the world;


                    (vii) all computer software, including all source code, object code firmware, development tools, files, records and data and all media on which any of the foregoing is recorded; and

                    (viii) all Web addresses, rights and domain names and all rights under all Web cross-linking agreements.

          (b) With respect to each item of Intellectual Property incorporated into any product of the Company or used in connection with any service offered or provided by the Company or otherwise used in the business of the Company and in each case owned by the Company or licensed to the Company (except "off the shelf" or other software widely available through regular commercial distribution channels at a cost not exceeding $5,000 per copy or seat or CPU on standard, non-negotiated terms and conditions) ("Company Intellectual Property"), the Shareholders' Disclosure Letter lists as of the date of this Agreement at Item 3.11:

               (i) all Patents, all registered Trademarks, and all registered Copyrights, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed.

               (ii) the following agreements relating to the products or service offerings or capabilities of the Company, including products or service offerings or capabilities currently under development (collectively the "Company Services") or other Company Intellectual Property: all
(A) agreements granting any right to distribute or sublicense any of the Company Services on any exclusive basis, (B) any exclusive licenses of Intellectual Property to or from the Company, (C) projects under agreements pursuant to which the amounts actually paid or payable individually under firm commitments to or by the Company are $25,000 or more, (D) joint development agreements, (E) any agreement by which the Company grants any ownership right to any Intellectual Property owned by the Company other than nonexclusive software licenses entered into with customers in the Ordinary Course, (F) any option relating to any Company Intellectual Property, and (G) agreements pursuant to which any party is granted any rights to access source code or to use source code to create derivative works of Company Intellectual Property.

          (c) the Shareholders' Disclosure Letter contains an accurate list as of the date of this Agreement of all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company is authorized to use any Intellectual Property owned by any third party (except "off the shelf" or other software widely available through regular commercial distribution channels at a cost not exceeding $5,000 per copy or seat or CPU on standard non-negotiated terms and conditions and any rights implied by law) ("Third Party Intellectual Property").

          (d) To the Knowledge of Shareholders, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property, including any Third Party Intellectual Property, by any employee of the Company and the Company has not received actual notice that any former employee or any other third party has made any unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property, including any Third Party Intellectual Property.
The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in sales or services agreements arising in the ordinary course of business, copies of which have been delivered to Acquirer or its counsel. There are no royalties, fees or other payments payable by the Company to any Person, under any written or oral contract or understanding or otherwise, by reason of the ownership, use, sale or disposition of any Intellectual Property.

          (e) The Company is not in breach of any license, sublicense or other agreement relating to Company Intellectual Property or Third Party Intellectual Property Rights. Except as disclosed in Item 3.11(e) of the Shareholders' Disclosure Schedule, neither the execution, delivery or performance of this Agreement or any Ancillary Agreement contemplated hereby nor the consummation of any of the transactions contemplated by this Agreement will contravene, conflict with or result in any violation of Acquirer's right to own or use any Company Intellectual Property, including any Third Party Intellectual Property.

          (f) All registered Trademarks and registered service marks held by the Company are valid and subsisting. Except for such as are not past due, all maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any patent comprising or relating to such item have been paid in the correct entity status amounts. The Company has not infringed, misappropriated or made unlawful use of, is not currently infringing, misappropriating or making unlawful use of, and has not received any written notice or written communication alleging or relating to any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Intellectual Property or other proprietary right or asset owned or used by any third party. Without limiting the foregoing, the offering and sale of the Company Services by the Company does not, and the offering and sale of the Company Services immediately after the Closing will not, and the business of the Company as conducted as of the date hereof does not, and the Company's use of Intellectual Property as of the date hereof does not, to the Knowledge of Shareholders, infringe or violate any Intellectual Property of any other person. There is no proceeding pending or threatened, nor has any written claim or demand been made, which challenges the legality, validity, enforceability or ownership of any item of Company Intellectual Property or Third Party Intellectual Property. The Company has not brought a proceeding alleging infringement of Company Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

          (g) Except as disclosed in Item 3.11(g) of the Shareholders' Disclosure Schedule, all current and former officers and managerial and technical employees and employees engaged in development of the Company have executed and delivered to the Company an agreement (containing no exceptions or exclusions from the scope of its coverage other than as set forth in the standard form supplied to Acquirer) regarding the protection of proprietary information and the assignment to the Company of any Intellectual Property arising from services performed for the Company by such persons, the form of which has been supplied to Acquirer. Except as disclosed in Item 3.11(g) of the Shareholders' Disclosure Schedule, all current and former consultants and independent contractors to the Company involved in the development, modification, marketing and servicing of the Company's products, and/or Company Intellectual Property have executed and delivered to the Company an agreement (containing no exceptions or exclusions from the scope of its coverage other than as set forth in the standard form) regarding the protection of proprietary information and the assignment to the Company of any Intellectual Property arising from services performed for the Company by such persons except where the failure to obtain such agreements from former employees and independent contractors would not have a Material Adverse Effect on the Company. To the Knowledge of Shareholders, no employee or independent contractor of the Company is in violation of any term relating to Intellectual Property of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with the Company or of any other term of any such agreements or contracts. Other than with respect to Third Party Intellectual Property that is not used in connection with the Company Services, no current or former officer, director, shareholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Company Intellectual Property. To the best Knowledge of Shareholders, the Company is not using any trade secrets, and to the Knowledge of Shareholders, the Company is not using any other confidential information, of any former employer of any past or present employees.

          (h) Shareholders have disclosed in Item 3.11(h) of the Shareholders' Disclosure Schedule all measures and precautions taken to protect and maintain the confidentiality of all Company Intellectual Property. Except as disclosed in Item 3.11(h) of the Shareholders'
                                     13

Disclosure Schedule, the Company has taken all commercially reasonable and customary measures and precautions necessary to maintain and protect the full value of all Intellectual Property it owns except where such failure to protect and maintain would not have a Material Adverse Effect on the Company. All use, disclosure or appropriation of confidential and proprietary information of any third party ("Confidential Information") has, to the Knowledge of Shareholders, been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.

          (i) No product liability claims have been communicated in writing to or, to the Knowledge of Shareholders, threatened against the Company.

          (j) A complete list of each of the principal the Company Services, together with a brief description of each, is set forth in
Item 3.11(j) of the Shareholders' Disclosure Schedule. The Company Services, including the performance and results thereof, conform in all material respects with any published specification, published documentation or written performance standard provided with respect thereto by the Company.

          (k) The Company is not subject to any proceeding or outstanding decree, order, judgment, or stipulation which may affect the validity, use or enforceability of any Company Intellectual Property or restricting in any manner the use, transfer, or licensing thereof by the Company. The Company is not subject to any agreement which restricts in any material respect the use, transfer, or licensing by the Company of Company Intellectual Property or the Company Services, excluding agreements relating to Third Party Intellectual Property.

          (l) The Company owns all right, title and interest in, or has the right to use, all Intellectual Property that is material to or reasonably necessary to the conduct of its business as presently conducted ("Material Company Intellectual Property"). Shareholders have no Knowledge of any loss, cancellation, termination or expiration of any Patent or Patent Application, registered Trademark, or registered Copyright relating to any Company Intellectual Property. Copies of all forms of nondisclosure or confidentiality agreements currently utilized by the Company to protect Company Intellectual Property have been provided to Acquirer. Except as set out in Item 3.11 of the Shareholders' Disclosure Schedule, the Company has not granted any reseller, distributor, sales representative, original equipment manufacturer, value added reseller or other third party any right to reproduce, manufacture, sell, license, furnish or distribute any the Company Services in any market segment or geographic location.

          3.12 Compliance with Laws. Except for noncompliance that would not result in a Material Adverse Effect on the Company, the Company has complied, or prior to the Closing Date (as defined in Section 8.1 hereof) will have complied, and is or will be at the Closing Date in full compliance, in all material respects, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to the Company or to the assets, properties and business thereof, including, without limitation: (a) all applicable federal and state securities laws and regulations except as disclosed in Item 3.2 of the Shareholders' Disclosure Schedule, (b) all applicable federal, state and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to (i) the sale, licensing, leasing, ownership or management of owned, leased or licensed real or personal property, products or technical data,

                                     14

(ii) employment or employment practices, terms and conditions of employment, or wages and hours and (iii) safety, health, fire prevention, environmental protection (including toxic waste disposal and related matters described in Section 3.20 hereof), building standards, zoning or other similar matters, (c) the Export Administration Act and regulations promulgated thereunder and other laws, regulations, rules, orders, writs, injunctions, judgments or decrees applicable to the export or re-export of controlled commodities or technical data, (d) the Immigration Reform and Control Act and (e) all governmental and nongovernmental regulations related to the operation and use of the Internet. Except as disclosed in
Item 3.4 of the Shareholders' Disclosure Schedule, the Company has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary to the conduct of its business as presently conducted except where the failure to receive such permit or approval or make such filing would not have a Material Adverse Effect on the Company.

          3.13 Certain Transactions and Agreements. No person who is an officer of the Company nor any member of their immediate families, has any direct or indirect ownership interest in or any employment or consulting agreement with any firm or corporation that competes with the Company (except with respect to any interest in less than 1% of the outstanding voting shares of any corporation whose stock is publicly traded). Except as disclosed in Item 3.13 of the Shareholders' Disclosure Schedule, none of said officers or any directors of the Company or any member of their immediate families, is directly or indirectly interested in any contract with the Company, including, but not limited to, any loan agreements (excluding travel advances), except for normal compensation for services as an officer (disclosed in Item 3.14.3), director or employee of the Company and except for the normal rights of a shareholder, warrant holder or option holder. Except as disclosed in Item 3.13 of the Shareholders' Disclosure Schedule, none of such officers or directors or family members has, except for the normal rights of a shareholder or an option holder, any interest in any (a) Company Intellectual Property or (b) any interest in any property (other than Company Intellectual Property) used in the business of the Company, whether such property is real or personal, tangible or intangible.

          3.14 Employees.

               3.14.1 Except as disclosed in Item 3.14.1 of the Shareholders' Disclosure Schedule, the Company does not have any employment contract or consulting agreement currently in effect that is not terminable at will without penalty or payment of compensation by the Company (other than agreements with the purpose of providing for the confidentiality of proprietary information or assignment of inventions).

               3.14.2 The Company (a) has not ever been or is now subject to a union organizing effort, (b) is not subject to any collective bargaining agreement with respect to any of its employees, (c) is not subject to any other material contract, written or oral, with any trade or labor union, employees' association or similar organization or (d) does not have has any current labor dispute. The Company has good labor relations, and to the Knowledge of Shareholders there are no facts indicating that the consummation of the transactions provided for herein (other than any contemplated reductions in force associated therewith) will have a Material Adverse Effect on the Company and none of Company's key development or other employees intends to leave its employ where such departure would reasonably be expected to have a Material Adverse Effect on the Company.


                                     15

               3.14.3 Item 3.14.3 of the Shareholders' Disclosure Letter contains a list of all severance agreements, pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by the Company or any trade or business which is treated as a single employer with the Company within the meaning of Code Section 414(b), (c), (m) or (o) (each an "ERISA Affiliate") or in which any employees of the Company participate (the "Employee Plans"), including without limitation all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") as well as all employment and consulting agreements to which the Company is a party. Except as disclosed in Item 3.14.3 of the Shareholders' Disclosure Schedule, each of the Employee Plans, and its operation and administration, is in compliance in all material respects with each of the respective Employee Plans' terms and with all applicable, federal, state, local and other governmental laws and ordinances, orders, rules and regulations, including the requirements of ERISA and the Code. Shareholders have delivered to Acquirer a true and complete copy of, to the extent applicable, (a) all Employee Plans as well as all employment and consulting agreements to which the Company is a party as amended, (b) the Company's three most recent annual reports (Form 5500s), (c) each trust agreement related to such Employee Plans, (d) most recent summary plan description for each Employee Plan for which a description is required, (e) the most recent Internal Revenue Service determination letter issued with respect to any Employee Plan, and (f) any material contract regarding the funding arrangement for any Employee Plan. Except as disclosed in Item
3.15.3 of the Shareholders' Disclosure Letter, all such Employee Plans that are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) which are intended to qualify under Section 401(a) of the Code have received favorable determination opinion, notification or advisory letters with respect to such plans that such plans comply with the Tax Reform Act of 1986 or have remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified states of each such Employee Plan. In addition, neither the Company nor any Subsidiary has ever been a participant in any "prohibited transaction," within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which the Company or any Subsidiary sponsors as employer or in which the Company or any Subsidiary participates as an employer, which would impose a material penalty on the Company or any Subsidiary or which was not otherwise exempt under Section 408(a) of ERISA (including, but not limited to, any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax under the Code. The group health plans, as defined in Section 4980B(g) of the Code, that benefit employees of the Company or any Subsidiary are in compliance in all material respects with the continuation coverage requirements of subsection 4980B of the Code. There are no outstanding violations of Section 4980B of the Code with respect to any Employee Plan, covered employees or qualified beneficiaries. Except as set forth in Item 3.14.3, no Employee Plans will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. Except as disclosed in Item 3.14.3 of the Shareholders' Disclosure Schedule, no employee of the Company or any Subsidiary and no person subject to any Company or any Subsidiary health plan has made medical claims through such health plan during the twelve months preceding the date hereof for more than $5,000 in the aggregate.

                                     16

               3.14.4 To the Knowledge of Shareholders, no employee of the Company is in violation of any term of any employment contract, patent or trade secret disclosure agreement or noncompetition agreement or any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by the Company or to use trade secrets or proprietary information of others, and the employment of any employee of the Company does not subject the Company to any material liability to any third party.

               3.14.5 Except as disclosed in Item 3.14.3 of the Shareholders' Disclosure Letter, the Company is not a party to any
(a) agreement with any employee of the Company (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of any of the transactions contemplated by this Agreement (ii) providing any term of employment or compensation guarantee or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment other than as required by law, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement.

               3.14.6 A list of all employees of the Company and their current base compensation as of the date of this Agreement is disclosed on
Item 3.14.6 of the Shareholders' Disclosure Schedule. Copies of all offer letters and other documents reflecting bonus arrangements of any Company officer, director or employee have been delivered to Acquirer.

               3.14.7 All contributions due from the Company with respect to any of the Employee Plans through the Balance Sheet Date have been made or accrued on the Company's financial statements.

          3.15 Corporate Documents. Shareholders have made available to Acquirer for examination all documents and information disclosed in Items
3.1 through 3.25 of the Shareholders' Disclosure Letter or other exhibits called for by this Agreement which have been reasonably requested by Acquirer' legal counsel, including, without limitation, the following: (a) copies of the Company's Articles of Incorporation and Bylaws as currently in effect; (b) the Company's minute book containing all records of all proceedings, consents, actions and meetings of the Company's directors and shareholders; (c) the Company's stock ledger, journal and other records reflecting all stock issuances and transfers; and (d) all permits, orders and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders and consents.

          3.16 No Brokers. Except as disclosed in Item 3.16 of the Shareholders' Disclosure Letter, none of the Shareholders nor the Company is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction provided for herein or therein.

          3.17 Books and Records. The books, records and accounts of the Company (a) are in all material respects true and complete, and (b) have been maintained in accordance with reasonable business practices except where failure to maintain such books, records and accounts in accordance with reasonable business practices will not have a Material Adverse Effect on anyone relying on such books, record and accounts.


                                     17

          3.18 Environmental Matters.

               3.18.1 To the Knowledge of Shareholders, during the period that the Company has leased or owned its properties or leased, owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under any such properties or facilities that would have a Material Adverse Effect on the Company. Shareholders have no Knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to the Company or any Subsidiary having taken possession of any of such properties or facilities which might reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, the terms "disposal," "release," and "threatened release" have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq., as amended ("CERCLA"). For the purposes of this Section 3.18, "Hazardous Materials" mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing Date, regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical"; under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes; or (vii) any other applicable federal, state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above.

               3.18.2 To the Knowledge of Shareholders, none of the properties or facilities currently leased or owned by the Company or any properties or facilities previously leased or owned by the Company is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition which violation would have a Material Adverse Effect on the Company.

               3.18.3 During the Company's occupancy of any properties or facilities owned or leased at any time by the Company, neither the Company, nor to the Knowledge of Shareholders, any third party, has used, generated, manufactured, released or stored on, under or about such properties and facilities or transported to or from such properties and facilities any Hazardous Materials that would have or is reasonably likely to have a Material Adverse Effect on the Company.

               3.18.4 During the time that the Company has owned or leased the properties and facilities currently occupied by it or any properties and facilities previously occupied by the Company, there has been no material litigation, proceeding or administrative action brought or threatened against the Company, or any material settlement reached by the Company with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

                                     18

          3.19 Government Contracts. All representations, certifications and disclosures made by the Company to any Government Contract Party (as defined below) have been in all material respects current, complete and accurate at the times they were made. There have been no acts, omissions or noncompliance with regard to any applicable public contracting statute, regulation or contract requirement (whether express or incorporated by reference) relating to any of the Company's contracts with any Government Contract Party in either case that have led to or is reasonably likely to lead to, either before or after the Closing Date, (a) any material claim or dispute involving the Company, and/or Acquirer as successor in interest to Shareholders and any Government Contract Party or (b) any suspension, debarment or contract termination, or proceeding related thereto. There has been no act or omission that relates to the marketing, licensing or selling to any Government Contract Party of any of the Company's technical data, computer software, products and services and that has led to or is reasonably likely to lead to, either before or after the Closing Date, any cloud on any of the Company's rights in and to its technical data, computer software, products and services. There is currently no dispute between the Company and any Government Contract Party. For purposes of this Section 3.19, the term "Government Contract Party" means any independent or executive agency, division, subdivision, audit group or procuring office of the federal, state, territorial, provincial, county, local or municipal government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

          3.20 Warranties, Guarantees and Indemnities. Except as disclosed in Item 3.20 of the Shareholders' Disclosure Schedule or in the agreements or contract listed herein, the Company has not provided to its customers or any third parties (i) any warranties or guarantees regarding the Company Services; (ii) any rights to obtain refunds with respect to the Company Services or (iii) any indemnities with respect to intellectual property infringement.

          3.21 No Shareholder Claims. No shareholder of the Company has claimed in writing any interest in any additional shares of the Company's capital stock, or any options, warrants or other securities of the Company, except for the number of Shares such person is shown to be the owner of on
Item 3.2 of the Shareholders' Disclosure Schedule, and no third party who is not disclosed on Item 3.2 of the Shareholders' Disclosure Schedule has made in writing, any claim of entitlement to receive any shares of the capital stock of the Company, any warrants or other rights to acquire any capital stock of the Company or any other securities of the Company, and to the Knowledge of Shareholders no such claim has been made orally.

          3.22 Customer Relationships. The Company has good commercial working relationships with its customers. Except as disclosed in Item 3.22 of the Shareholders' Disclosure Letter, no customer accounting for more than 5% of the Company's revenues in any month during the last twelve (12) calendar months (a "Material Customer") has canceled or otherwise terminated its relationship with the Company, decreased or limited materially the amount of product or services ordered from the Company or threatened in writing (or to the Knowledge of Shareholders orally) to take any such action.

          3.23. Product and Service Quality. All services provided by the Company to customers on or prior to the Closing Date conform to applicable contractual commitments, implied warranties not disclaimed, express warranties, product specifications and quality standards published by the Company in all material respects, and the Company does not have any material liability (and the Company is not aware of any basis for any

                                     19

present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability) for replacement or repair thereof, or for the taking of any remedial action with respect thereto or other damages in connection therewith. All material complaints received since January, 2001 from customers regarding the Company's services are set out in Item 3.23 of the Shareholders' Disclosure Letter in detail reasonably sufficient to understand the nature of the complaint and the resolution or lack of resolution thereof.

          3.24 Insurance. The Company maintains the insurance coverage disclosed on Item 3.24 of the Shareholders' Disclosure Letter. Item 3.24 of the Shareholders' Disclosure Letter sets forth all claims made under such insurance policies since the Company's inception and the premiums that apply with respect to such insurance policies as of the date of this Agreement.

          3.25 Disclosure. To the Knowledge of Shareholders, Shareholders have not failed to disclose any information known to it that is material to a decision to consummate the transactions contemplated herein. This Agreement (including Schedules and Exhibits) and the certificates and instruments delivered pursuant to this Agreement at the Closing by or on behalf of Shareholders, to the Knowledge of Shareholders, do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading in light of the circumstances under which they were made.

     4.   REPRESENTATIONS AND WARRANTIES OF ACQUIRER

          Acquirer hereby represents and warrants, that, except as disclosed on the Acquirer disclosure letter delivered to Shareholders herewith as amended from time to time in non-material respects prior to
Closing:
          4.1 Organization and Good Standing. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. Acquirer has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

          4.2  Power, Authorization and Validity; Adverse Changes.

               4.2.1 Acquirer has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and under the Escrow Agreement and each other agreement to be entered by Acquirer in connection (the "Acquirer Ancillary Agreements"). This Agreement has been duly executed and delivered by Acquirer and the Acquirer Ancillary Agreements have been or will be duly executed and delivered by Acquirer (as applicable). The execution, delivery and performance of this Agreement and the Acquirer Ancillary Agreements have been duly and validly approved and authorized by Acquirer's Board of Directors and shareholders, as applicable, and no other corporate approvals or proceedings on the part of Acquirer are necessary to authorize this Agreement and the transactions contemplated hereby.

               4.2.2 No filing, authorization or approval, governmental or otherwise, is necessary or required to be made or obtained to enable Acquirer to enter into, and to perform its obligations under, this Agreement and the Acquirer Ancillary Agreements, except for such filings as may be required to comply with federal and state securities laws.

                                     20

               4.2.3 This Agreement is and the Acquirer Ancillary Agreements are, or when executed and delivered by Acquirer and the other parties thereto will be, valid and binding obligations of Acquirer, enforceable against Acquirer in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) the enforceability of provision requiring indemnification in connection with the offering, issuance or sale of securities.
4.2.4 Since March 31, 2003, there has not been with respect to Acquirer any Material Adverse Change.

          4.3 No Violations. Neither the execution nor delivery of this Agreement or any Acquirer Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (a) any provision of the Certificate of Incorporation or Bylaws of Acquirer, as currently in effect or (b) any instrument or contract to which Acquirer is a party or by which Acquirer is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Acquirer or its respective assets or properties, other than, with respect to (a), (b) and (c), any such, conflict, termination, breach or violation that would not have a Material Adverse Effect on Acquirer.

          4.4 Disclosure. Acquirer has furnished Shareholder with Acquirer's most recent annual report on Form 10-K (the "Form 10-K") for the year ended September 30, 2002 and all other reports or documents required to be filed by Acquirer pursuant to Section 13(a) or 15(d) of the 1934 Act since the filing of the Form 10-K through the date hereof and, hereafter, through the Closing Date, in each case as may be amended (the "Acquirer Disclosure Package"). The items in the Acquirer Disclosure Package, (including, without limitation, any financial statement or schedules included therein) (i) were prepared in substantial compliance with the requirements of the Securities Act, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, as the case may be, and (ii) to Acquirer's Knowledge, did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Acquirer has filed all forms, reports and documents required to be filed with the SEC in the last twelve (12) months under the Securities Act, or the Exchange Act, and the rules and regulations thereunder.

          4.5 Duly Issued Shares. The Acquirer Shares to be issued pursuant to this Agreement have been reserved for such issuance and, when issued and delivered in accordance with this Agreement will be duly and validly issued, fully paid and nonassessable.

          4.6 Litigation. There is no litigation, suit, action, or proceeding pending, or to the Knowledge of Acquirer, threatened against Acquirer, nor is there, to the Knowledge of Acquirer, any basis therefore.

                                     21

          4.7  Capitalization.

               (a) Authorized/Outstanding Capital Stock. As of the date hereof, the authorized capital stock of Acquirer consists of 100,000,000 shares of Common Stock, no par value, of which 13,419,774 shares are issued and outstanding and 1,000,000 shares of Preferred Stock, no par value, of which no shares are issued and outstanding. All issued and outstanding shares of Acquirer capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission and have been offered, issued, sold and delivered by Acquirer in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws, except where the failure to so qualify would not result in a Material Adverse Effect on Acquirer.

               (b) Options/Rights. Except as disclosed in Item 4.7(b), there are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of Acquirer's authorized but unissued capital stock or any securities convertible into or exchangeable for shares of Acquirer capital stock or obligating Acquirer to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid. There are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of Acquirer's outstanding securities.

     5.   TARGET PRECLOSING COVENANTS

          During the period from the date of this Agreement until the Closing the each of the Shareholders, jointly and severally, covenant to and agree with Acquirer as follows:

               5.1 Advice of Changes. Shareholders will promptly advise Acquirer in writing (a) of any event occurring subsequent to the date of this Agreement and before the Closing that would render any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect (however, no advisory need be provided regarding any event or action contemplated or permitted under this Agreement and (b) of the occurrence of any Material Adverse Change with respect to the Company.

               5.2 Maintenance of Business. The parties hereto understand and acknowledge that it is their intent to work closely together during the period from the date hereof until the Closing Date. Shareholders will use commercially reasonable efforts to carry on and preserve the Company's business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If any Shareholder becomes aware of a material deterioration in the Company's relationship with any material customer, supplier or key employee, such Shareholder will promptly bring such information to the attention of Acquirer in writing and, if requested by Acquirer, will use commercially reasonable efforts to restore the relationship.

               5.3 Conduct of Business. Shareholders will cause the Company to continue to conduct its business and maintain its business relationships in the Ordinary Course and will not, without the prior written consent of the Chief Executive Officer or Chief Financial Officer of Acquirer, not to be unreasonably withheld, conditioned or delayed:

                                     22

               (a) borrow any money other than pursuant to existing lines of credit;

               (b) enter into any capital expenditure by the Company in excess of $10,000 (in the case of transactions or commitments which are neither made in the Ordinary Course nor contemplated by the Company's current capital expenditure budget) or $25,000 (in the case of transactions or commitments made in the Ordinary Course);

               (c) encumber or permit to be encumbered any of its assets except in the Ordinary Course;

               (d)  dispose of any of its assets except in the Ordinary
Course;

               (e) enter into any lease or contract for the purchase or sale of any property, real or personal, tangible or intangible, except in the Ordinary Course or enter into any agreement of the types described in
Section 3.10 to the extent involving amounts in excess of $10,000;

               (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

               (g) pay any bonus, royalty, increased salary (except for annual increases in the Ordinary Course and disclosed to Acquirer in writing and approved by Acquirer, such approval not to unreasonably be withheld) or special remuneration to any officer, employee or consultant (except pursuant to existing arrangements heretofore disclosed in writing to Acquirer) or enter into any new employment or consulting or severance agreement with any such person, or enter into any new agreement or plan of the type described in Section 3.14.3;

               (h)  change accounting methods;

               (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or, except as contemplated in this Agreement, redeem or otherwise acquire any of its capital stock excluding repurchases of unvested shares upon employee termination;

               (j) amend or terminate or settle any disputes under any contract, agreement or license to which it is a party of a nature required to be disclosed in Section 3.11;

               (k) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the Ordinary Course and which are not material in amount, which travel and expenses shall be reasonably documented by receipts for the claimed amounts;

               (l) guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the Ordinary Course and which are not material in amount;

               (m) waive or release any material right or claim except in the Ordinary Course;


                                     23


               (n) issue or sell any shares of its capital stock of any class or any other of its securities, or issue, grant, modify or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock or accelerate the vesting of any outstanding option or other security;

               (o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

               (p) merge, consolidate or reorganize with, or acquire any entity;

               (q)  amend its Articles of Incorporation or Bylaws;

               (r) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Acquirer;

               (s)  license any of its technology or any Company
Intellectual Property, except in the Ordinary Course;

               (t)  change or terminate any insurance coverage;

               (u) terminate the employment of any key employee disclosed in Item 3.9 of the Shareholders' Disclosure Schedule; or

               (v) agree to do any of the things described in the preceding clauses 5.3(a) through 5.3(u).

          5.4 Certain Agreements. Shareholders will cause all present employees and consultants of the Company engaged in development activity who have not previously executed the Company's forms of assignments of copyright and other intellectual property rights to the Company to execute such forms.

          5.5 Regulatory Approvals. Shareholders will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Acquirer may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Shareholders will use commercially reasonable efforts to obtain or assist Acquirer in obtaining all such authorizations, approvals and consents.

          5.6 Necessary Consents. Shareholders will use commercially reasonable efforts to obtain such written consents and waivers (including waivers of any applicable refusal or co-sale rights that may apply to the transactions hereby contemplated) and take such other actions as may be necessary or appropriate for Shareholders to facilitate and allow the consummation of the transactions provided for herein and to facilitate and allow Acquirer to carry on the Company's business after the Closing Date.

                                     24

          5.7 Litigation. Shareholders will notify Acquirer in writing promptly after learning of any material action, suit, proceeding or investigation by or before any court, board or governmental agency, initiated by or against the Company or any Subsidiary or threatened against it or any Subsidiary.

          5.8  No Other Negotiations.   In consideration of the time and
effort to be devoted to the transactions contemplated by this Agreement, each Shareholder agrees not to engage in discussions concerning a potential financing or an acquisition of the Company with any third party for a 45-day period beginning on the date of this Agreement.

          5.9 Access to Information. Until the Closing Date, Shareholders will cause the Company to provide Acquirer and its agents with reasonable access to the files, books, records and offices of the Company, including, without limitation, any and all information relating to the Company taxes, commitments, contracts, leases, licenses, real, personal and intangible property and financial condition. Shareholders will cause the Company's accountants to cooperate with Acquirer and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

          5.10 Satisfaction of Conditions Precedent. Shareholders will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 10, and Shareholders will use commercially reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

          5.11 Blue Sky Laws. Shareholders shall use commercially reasonable efforts to assist Acquirer to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions applicable in connection with the transactions contemplated herein. Acquirer shall be responsible for the payment of all costs of such compliance, including qualification or exemption, if applicable; provided such costs are approved by Acquirer prior to being incurred.

          5.12 Notification of Employee Problems. Shareholders will promptly notify Acquirer if any of the Company's officers becomes aware that any of its key employees intends to leave its employ.

          5.13 Benefit Plans; Cash Compensation. As soon as practicable after the execution of this Agreement, Acquirer and Shareholders shall confer and work together in good faith to agree upon mutually acceptable employee benefit, superanuation, and compensation arrangements for the Company's employees following the Closing. Shareholders shall take such actions as are necessary to terminate its participation in such Employee Plans as is requested by Acquirer, provided that Acquirer shall take such steps as are commercially and administratively reasonable to ensure that
(i) those of the Company's employees who are eligible to participate in each such Employee Plan shall be entitled to participate in employee benefit plans maintained by Acquirer effective immediately following the Closing.

                                     25

          5.14 Sale of Shares Pursuant to Regulation D or Section 4(2). The parties hereto acknowledge and agree that the Acquirer Shares issuable pursuant to Section 1 hereof shall constitute "restricted securities" within the meaning of the Securities Act. The certificates representing the Acquirer Shares shall bear the legends set forth in Section 2. It is acknowledged and understood that Acquirer is relying on certain written representations made by Shareholders. Shareholders will execute and deliver to Acquirer an Investor Representation Certificate in the form attached hereto as Exhibit 5.15.

          5.15 Closing Deliverables. Prior to Closing, Shareholders shall deliver to Acquirer true and accurate copies of the following items: (i) the Company's Articles of Incorporation and Bylaws, as amended to date; and
(ii) a Certificate of Good Standing from the California Secretary of State, of recent date.

     6.   ACQUIRER PRECLOSING COVENANTS

          During the period from the date of this Agreement until the Closing, or such later time as provided herein, Acquirer covenants to and agrees with Shareholders as follows:

          6.1 Access to Information. Until the Closing Date, Shareholders will have reasonable access to Acquirer's management and officers and material information regarding Acquirer, including without limitation, material information relating to Acquirer's business and financial condition. Acquirer's accountants will cooperate with Shareholders' accountants in making available all financial information reasonably requested to evaluate Acquirer's financial statements.

          6.2 Satisfaction of Conditions Precedent. Acquirer will use all commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 9, and Acquirer will use all commercially reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

          6.3 Regulatory Approvals. Acquirer will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Shareholders may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Acquirer will use all reasonable efforts to obtain all such authorizations, approvals and consents.

          6.4 Indemnification. From and after the Closing, Acquirer agrees to indemnify and hold harmless each current and former director and officer of the Company against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing, asserted or claimed after the Closing, to the fullest extent that the Company would have been permitted under its organizational documents and applicable law in effect on the date hereof to indemnify such person (and in connection therewith Acquirer shall advance expenses as incurred to the fullest extent provided for under Acquirer's organizational documents and applicable law as from time to time in effect, provided the person to whom

                                     26

expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). Shareholder represents that there is no current basis for any indemnity claim under this Section 6.4, except as set out in Item
6.4 of the Shareholders' Disclosure Letter.

          6.5 Cooperation in Obtaining Necessary Consents. Acquirer will cooperate with Shareholders as reasonably requested by Shareholders in order to assist Shareholders to obtain such written consents as are contemplated by Section 5.6 hereof.

          6.6 Closing Deliverables. Prior to Closing, Acquirer shall deliver to Shareholders true and accurate copies of the following items:
(i) Acquirer's Articles of Incorporation, as amended to date; (ii) a Certificate of Good Standing from the Division of Corporations and Commercial Code of the Utah Department of Commerce, of recent date, regarding Acquirer; (iii) a certified copy of the resolutions of the Acquirer's Board of Directors approving this Agreement and the issuance of the Acquirer Shares hereby contemplated; and (iv) a certificate of the transfer agent of Acquirer of recent date reflecting the number of outstanding shares of capital stock of Acquirer.

     7.   ACQUIRER POST-CLOSING OBLIGATIONS

          7.1 Reports Under the 1934 Act. With a view to making available to Shareholder the benefits of Rule 144 promulgated under the Securities Act of 1933 ("SEC Rule 144") and any other rule or regulation of the SEC that may at any time permit Shareholders to sell shares of Acquirer Common Stock to the public without registration, Acquirer shall:

               (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times;

               (b) file with the SEC in a timely manner all reports and other documents required of Acquirer under the Act and the Securities Exchange Act of 1934, as amended;

               (c) furnish to Shareholders forthwith upon request so long as Shareholders hold any shares of Acquirer Common Stock, whenever applicable (i) a written statement by Acquirer that it has compiled with its reporting requirements under SEC Rule 144, the Securities Act of 1933 (the "1933 Act"0, and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of Acquirer and such other reports and documents filed by Acquirer with the SEC, and (iii) such other information as may be reasonably requested in availing Shareholder of any current rule or regulation of the SEC (or any future rule or regulation containing issuer information requirements comparable to or less burdensome than current SEC Rule 144) which permits the selling of any such securities without registration; and

               (d) in the event that at any time after the first anniversary of the Closing, Shareholders request to transfer any Acquirer Common Stock in accordance with the provisions of SEC Rule 144, Acquirer will advise its transfer agent that the holding period for such shares, as determined pursuant to Rule 144(d), commenced on the Closing Date, and, assuming that all other conditions to SEC Rule 144 are met, that such shares will be transferable by Shareholders pursuant to SEC Rule 144 from and after one year from such date.

                                     27

     7.2       Piggyback Rights.

               (a)  Acquirer Registration.   If (but without any obligation
to do so) Acquirer proposes to register (including for this purpose a registration effected by Acquirer for shareholders other than Shareholders) any of its stock or other securities under the 1933 Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in an Acquirer stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the 1933 Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Acquirer Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), Acquirer shall, at such time, promptly give each Shareholder written notice of such registration. Upon the written request of each Shareholder given within twenty (20) days after mailing of such notice by Acquirer, Acquirer shall, subject to the provisions of
Section 7.2(c), use reasonable efforts to cause to be registered under the 1933 Act all of the Acquirer Shares that each such Shareholder has requested to be registered.

               (b) Right to Terminate Registration. Acquirer shall have the right to terminate or withdraw any registration initiated by it under this Section 7.2 prior to the effectiveness of such registration whether or not any Shareholder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by Acquirer.

               (c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of Acquirer's capital stock, Acquirer shall not be required under this Section 7.2 to include any of Shareholders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between Acquirer and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by Acquirer, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by Acquirer. If the total amount of securities, including the Acquirer Shares, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by Acquirer that the underwriters determine in their sole discretion is compatible with the success of the offering, then Acquirer shall be required to include in the offering only that number of such securities, including Acquirer Shares, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Shareholders according to the total amount of securities entitled to be included therein owned by each selling Shareholder or in such other proportions as shall mutually be agreed to by such selling Shareholders). For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder that is a holder of Acquirer Shares and that is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling Shareholder," and any pro rata reduction with respect to such "selling Shareholder" shall be based upon the aggregate amount of Acquirer Shares owned by all such related entities and individuals.

               (d) Information from Shareholders. It shall be a condition precedent to the obligations of Acquirer to take any action pursuant to this Section 7.2 with respect to the Acquirer Shares of any selling

                                     28

Shareholder that such Shareholder shall furnish to Acquirer such information regarding itself, the Acquirer Shares held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Shareholder's Acquirer Shares.

          7.3 Working Capital. In the twelve (12) month period following the Closing, Acquirer will loan working capital to the Company in the amount of not less than $20,000 per month and the use of such capital shall be based upon the Company's financial projections as determined by the Company's Board; provided however, that Acquirer shall have no obligation to make such loans if the Shareholders are in material breach of this Agreement or Key Shareholders are in breach of the Employment Agreements. Loans made pursuant to this Section 7.3 shall be made in the form of promissory notes executed by the Company (the "Notes").

          7.4 Personal Guaranties. Acquirer shall replace and/or remove personal guaranties and collateral guaranties identified in Item 7.3 of the Shareholder Disclosure Letter (the "Guaranties") on or before the first anniversary of the date of this Agreement. Acquirer agrees to indemnify Key Shareholders and hold Key Shareholders harmless from costs, expenses, or obligations of any and every description that Key Shareholders may suffer, arising directly under or in connection with the Guaranties; provided, however, such costs, expenses and/or obligations shall be capped at the amount of the principal and accrued interest under the loans secured by the Guaranties on the date hereof Key Shareholders will notify Acquirer promptly upon the filing or taking of any action to which this indemnity applies, and Acquirer within 10 days of notice shall assume the defense and control of any such action with Key Shareholders' consent which shall not be unreasonably withheld and Acquirer may dispose of such action as it determines in its reasonable discretion (other than by admitting or consenting to any matter that adversely affects Key Shareholders). Key Shareholders shall have the right to participate in any such defense of a claim with advisory counsel of its own choosing, at its own expense. If the Acquirer fails to defend within a reasonable time after notice of any such claim, the Key Shareholders shall have the right to undertake the defense, compromise, or settlement of such a claim on behalf and for the account of the Acquirer at Acquirer's expense and risk. Notwithstanding anything to the contrary contained in this Section 7.4, Acquirer shall have a right of setoff of its obligations under this Section 7.4 if Key Shareholders are in material breach of this Agreement. Neither Acquirer nor Key Shareholders shall increase the obligations of any Key Shareholders under any Guaranties.

          7.5 Private Placement Offering.   Acquirer shall use commercially
reasonable efforts to facilitate and cooperate in a private placement offering by Acquirer to raise additional working capital for its subsidiaries. Acquirer is not obligated to consummate any private placement offering and it need not be successful if there is insufficient participation or such an offering is not legally or economically possible as determined by Acquirer.

          7.6 Breach of Post Closing Obligations. In the event that Acquirer (i) after receiving written notice from any of the Key Shareholders of Acquirer's failure to provide a loan (working capital) to Company pursuant to Section 7.3 within fifteen (15) days of such failure, does not cure such failure within thirty (30) days of receipt of such notice, or (ii) does not obtain the replacement or removal of the Guaranties as provided in Section 7.4 (each an "Event of Default") then, during a period beginning on the Closing and ending upon the earlier of (i) the date the Guaranties are released or replaced pursuant to Section 7.4 or
(ii) the first anniversary of the Closing, the Shareholders may reacquire the Shares pursuant to the following terms and conditions:

                                     29

               7.6.1     Terms of Reacquisition.

          Upon the occurrence of an Event of Default, the Shareholders, collectively and not individually, may elect to reacquire the Shares in exchange for (i) the Acquirer Shares and (ii) cancellation of the Notes ten
(10) business days after delivering notice of such election to Acquirer (the "Reaquisition Notice"). Each of the Shareholders and Acquirer shall use commercially reasonable efforts to cause such reacquisition of the Shares to be a tax-free reorganization.

               7.6.2. Closing of Reacquisition. On the tenth (10th) business day following the Reacquisition Notice:

               (a) Acquirer shall deliver to Shareholders (i) the debt instruments evidencing the loans made to the Company pursuant to Section
7.3 each of which shall be marked cancelled, and (ii) certificates representing all of the Shares together with stock powers duly endorsed in blank by Shareholders and the resignations of any directors or other officers of the Company appointed by or affiliated with the Acquirer;

               (b) the Shares shall be free of all mortgages, encumbrances, charges, liens and/or other interests whatsoever at completion (other than any such restrictions imposed by applicable state and federal securities laws) and Acquirer shall deliver free and unencumbered title to Shareholders;

               (c) Shareholders shall deliver to Acquirer certificates representing all of the Acquirer Shares together with stock powers duly endorsed in blank by Shareholders;

               (d) the Acquirer Shares shall be free of all mortgages, encumbrances, charges, liens and/or other interests whatsoever at completion (other than any such restrictions imposed by applicable state and federal securities laws) and Shareholders shall deliver free and unencumbered title to Acquirer, .

               7.6.3 Power of Attorney. If Shareholders deliver a Reacquisition Notice to Acquirer and Acquirer and/or Shareholder fail to execute any documents required for the reacquisition of the Shares or the Acquirer Shares, then Acquirer and Shareholder each hereby irrevocably appoints the other as its attorney to complete any such documents in relation to the reacquisition of the Shares and/or the Acquirer Shares pursuant to this Section 7.5.

               7.6.4 Restrictions on Acquirer's Use of Shares. During the period beginning on the Closing and ending upon the earlier of (i) the date the Guaranties are released or replaced pursuant to Section 7.4 or
(ii) the first anniversary of the Closing, Acquirer shall not exercise a vote of any of the Shares of the Company or execute any proxy agreement or approve any action or resolution by the Company's board of directors (the "Board") that in a way results in a transfer, sale, lease, encumbrance or hypothecation of all or substantially all of the assets of the Company outside of the Company's ordinary course of business unless such action is
specifically approved of and agreed to by Roche or  Mahar.   Acquirer's
Shares in Company shall contain a restrictive legend stating that the transfer of the Shares are restricted pursuant to the terms of this Agreement.

                                     30


     8.   CLOSING MATTERS

     8.1 The Closing. Subject to termination of this Agreement as provided in Section 11 below, the closing of the transactions provided for herein (the "Closing") will take place at the offices of Parsons, Behle & Latimer, 333 South 520 West, Suite 220, Lindon, Utah 84042 at 10:00 a.m., Mountain Time on the first business day following the last to be satisfied of the conditions to closing or such other date as the parties agree (the "Closing Date"). At the Closing:

          (a) Shareholders shall deliver or cause to be delivered to Acquirer, against payment by Acquirer to Shareholders of the consideration set forth in Sections 1.2:

               (i) a certificate or certificates representing the Shares being sold by Shareholders hereunder duly endorsed for transfer, or accompanied by duly executed assignments separate from certificate, transferring to Acquirer good and marketable title to such Shares, free and clear of all liens;

               (ii) all of the documents, certificates and instruments required to be delivered, or caused to be delivered, by such Shareholders pursuant to Section 10 hereof; and

               (iii) all records, documents and files of the Company, or copies thereof including without limitation, all minute books, stock records and internal accounting records. Shareholders may retain copies of and shall be provided reasonable access after the Closing to all such records, documents and files.

          (b) Against delivery of Shareholders shall deliver or cause to be delivered to Acquirer a certificate or certificates representing the Shares being sold by Shareholders hereunder duly endorsed for transfer, or accompanied by duly executed assignments separate from certificate, transferring to Acquirer good and marketable title to such Shares, free and clear of all liens:

               (i) Acquirer shall cause a certificate or certificates representing the Acquirer Shares to be delivered to the registered holder or placed in escrow with the Escrow Agent, as applicable; and

               (ii) Acquirer shall deliver all of the documents, certificates and instruments required to be delivered, or caused to be delivered, by such Shareholders pursuant to Section 9 hereof.

     9.   CONDITIONS TO OBLIGATIONS OF SHAREHOLDER

     Obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Shareholders):

          9.1 Accuracy of Representations and Warranties. The representations and warranties of Acquirer set forth in Section 4 shall be accurate in all material respects and Shareholders shall have received a certificate to such effect executed on behalf of Acquirer by its Chief Executive Officer and its Chief Financial Officer.

                                     31

          9.2 Covenants. Acquirer shall have performed and complied in all material respects with all of its covenants contained in Section 6 on or before the Closing Date, and Shareholders shall have received a certificate to such effect executed on behalf of Acquirer by its Chief Executive Officer or Chief Financial Officer.

          9.3 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

          9.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other actions, as may be required to consummate the transactions contemplated by this Agreement by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

          9.5 No Litigation. No litigation or proceeding initiated by a party other than Shareholders shall be pending which will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement.

          9.6 Requisite Approvals. The principal terms of this Agreement shall have been approved and adopted by Acquirer, as required by applicable law and by its Board of Directors.

          9.7  Employment Agreements.   Each of Roche and Mahar shall have
entered into employment agreements mutually agreeable to the parties (the "Employment Agreements").

          9.8  Escrow Agreement.   Acquirer and Escrow Agent shall have
executed and delivered to Shareholder the Escrow Agreement.

          9.9 Release of Guaranties. As of the Closing, (i) with respect to the Guaranties for which Key Shareholders have granted an interest in certain collateral (such as a deed of trust), such collateral shall have been released by the lenders (s) or replaced by Acquirer, and (ii) with respect to Guaranties for which no collateral has been provided, Key Shareholders shall have received an agreement from Acquirer, in a form and on terms acceptable to Key Shareholders, that Key Shareholders personal liability will be released or replaced within 12 months of the Closing.

          9.10 Form of Notes.   Key Shareholders shall have approved and
accepted the form of Notes to be issued by the Company to Acquirer in connection with funds loaned pursuant to Section 7.3, which approval shall not be unreasonably withheld.

     10.  CONDITIONS TO OBLIGATIONS OF ACQUIRER

          The obligations of Acquirer hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Acquirer):

                                     32

          10.1 Accuracy of Representations and Warranties. The representations and warranties of Shareholder set forth in Sections 2 and 3 shall be accurate in all material respects and Acquirer shall have received a certificate to such effect executed on behalf of Shareholder.

          10.2 Covenants. Shareholder shall have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing and Acquirer shall have received a certificate to such effect signed by Shareholder.

          10.3 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency in effect that would prohibit or render illegal the transactions provided for in this Agreement.

          10.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the transactions contemplated by this Agreement by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

          10.5 Consents. Acquirer shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all contracts and leases of the Company which if not continued would have a Material Adverse Effect on the Company.

          10.6 Absence of Material Adverse Change. Since the Balance Sheet Date, there shall not have been any Material Adverse Change with respect to the Company.


          10.7 Requisite Approvals. The principal terms of this Agreement shall have been approved and adopted by Acquirer's Board of Directors.


          10.8 No Litigation. No litigation or proceeding shall be threatened or pending which will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement or which have had or could reasonably be expected to have Material Adverse Effect on the Company.

          10.9 Escrow. Acquirer shall have received the Escrow Agreement, executed by Shareholders and the Escrow Agent, which agreement provides for the escrow of the Escrow Shares on the terms and conditions of the Escrow Agreement.

          10.10     Employment Agreements.   Each of Roche and Mahar shall
have entered into the Employment Agreements.

          10.11 Investor Representation Certificate. Each Shareholder shall have executed and delivered to Acquirer an Investor Representation Certificate in the form attached hereto as Exhibit 5.15.

          10.12     Escrow Agreement.   Shareholder and Escrow Agent shall
have executed and delivered to Acquirer the Escrow Agreement.


                                     33

          10.13 Company Approval. The Board of Directors of the Company shall have approved the principal terms of this Agreement and the transactions contemplated hereby.

          10.14 Acceleration of Debt. Acquirer, in its reasonable discretion, shall have determined that this Agreement and the consummation of the transactions contemplated hereby shall not result in the acceleration of any of the Company's debt obligations

          10.15 Termination of Stock Plan. The Company's stock option plan shall have been terminated in accordance with California Law.

     11.  TERMINATION OF AGREEMENT

          11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

               (a) by the mutual written consent of Acquirer and Shareholders;

               (b) Upon notice by either party, if the Closing shall not have been consummated on or before September 2, 2003 (the "Final Date") other than as the result of a breach of this Agreement by the terminating party;

               (c) by Shareholders, if there has been a breach by Acquirer of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Acquirer which has or can reasonably be expected to have a Material Adverse Effect on Acquirer and which Acquirer fails to cure within a reasonable time, not to exceed thirty (30) days, after written notice thereof (except that no cure period will be provided for a breach by Acquirer which by its nature cannot be cured);

               (d) by Acquirer, if there has been a breach by Shareholders of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Shareholders which have or can reasonably be expected to have a Material Adverse Effect on the Company and which Shareholders fail to cure within a reasonable time not to exceed thirty
(30) days after written notice thereof (except that no cure period will be provided for a breach by Shareholder which by its nature cannot be cured);

               (e) by Acquirer, if Shareholders breach their obligations under Section 5.8 or Section 5.14; or

               (f) by either party, if a permanent injunction or other order by any federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the transactions contemplated by this Agreement will have been issued and will have become final and nonappealable.

     Any termination of this Agreement under this Section 11.1 will be effective by the delivery of written notice of the terminating party to the other party hereto.

          11.2 Certain Continuing Obligations. Following any termination of this Agreement pursuant to this Section 11, the parties hereto will continue to perform their respective obligations under Sections 13.11 and
13.18 but will not be required to continue to perform their other covenants under this Agreement, except as provided in Section 11.1(c) and (d).

                                     34

     12.  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
          AND REMEDIES, CONTINUING COVENANTS

          12.1 Survival of Representations. The representations and warranties of the parties hereto contained in this Agreement or in any writing delivered pursuant hereto or thereto or at the Closing shall survive the Closing and the consummation of the transactions contemplated hereby and thereby (and any examination or investigation by or on behalf of any party hereto) until the first anniversary of the Closing Date (the "Indemnification Period"); provided, that the Indemnification Period for representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4, 3.4, 3.21 and 4.5 of this Agreement shall not terminate but shall continue indefinitely. Notwithstanding the foregoing, each Subparagraph under this
Section 12 shall not be so limited and shall survive until any claims under this Agreement are resolved in accordance with this Agreement. The covenants contained in Section 7 shall survive in accordance with their terms.

     12.2 Shareholders Indemnification.

          (a) Each Key Shareholder shall, jointly and severally, indemnify and hold harmless Acquirer and its officers, shareholders, directors, agents, affiliates and employees (the "Acquirer Indemnified Parties"), against and in respect of all actions, damages, claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by an Acquirer Indemnified Party (all such amounts being hereinafter sometimes referred to as "Damages") arising out of or related to (i) any misrepresentation or breach of any warranty made by any Shareholder pursuant to Section 2 or Section 3 of this Agreement, (ii) the nonperformance or breach of any covenant, agreement or obligation of the Company or Shareholders contained in this Agreement, or (iii) any failure of any Shareholders to have good, valid and marketable title to the issued and outstanding shares of the Company's Common Stock, free and clear of all liens, claims, pledges, options, adverse claims, assessments and charges of any nature whatsoever, or to have the full right, capacity and authority to vote said shares of the Company's Common Stock. There shall be no liability for indemnification under this Section 12.2, unless the aggregate amount of Damages hereunder (excluding legal fees) exceeds Ten Thousand Dollars ($10,000), and then only to the extent such aggregate amount of Damages exceeds $10,000. The liability of Key Shareholders for Damages hereunder shall be satisfied first from the Escrow Shares, and such liability is subject to the right of setoff for any Damages owed by the Acquirer Indemnified Party . The value of the Acquirer Shares for purposes of this Article 12 shall be the Fair Market Value (as defined in Section 12.5). In no event shall Key Shareholders' indemnification obligations under this Section 12 exceed the Fair Market Value of the Acquirer Shares.

          (b) If an Acquirer Indemnified Party believes it has incurred any Damages which are subject to indemnification under Section 12.2, it shall promptly provide written notice thereof to Shareholders.

          (c) With respect to claims or demands by third parties, whenever an Acquirer Indemnified Party shall have received notice that such a claim or demand has been asserted or threatened, which, if true, would result in indemnification under Section 12.2, the Acquirer Indemnified Party shall as soon as reasonably practicable, and in any event within thirty (30) days of receipt of such notice, notify Shareholders' Representative of such claim or demand and of all relevant facts within its knowledge which relate thereto. Shareholders' Representative shall then have the right to undertake the defense of any such claims or demands utilizing counsel they select and approved by Acquirer, which approval shall not be unreasonably

                                     35

withheld, conditioned or delayed; provided however, that Shareholders' Representative shall not settle or otherwise compromise any such action without the prior written consent of the Acquirer Indemnified Party unless such settlement affords the Acquirer Indemnified Party a full release or a dismissal of any action with prejudice. In the event that Shareholders' Representative shall fail to give notice of their intention to undertake the defense of any such claim or demand within twenty (20) business days after receiving notice that it has been asserted or threatened, the Acquirer Indemnified Party shall have the right to satisfy and discharge the same by payment, compromise or otherwise. For purposes of this Agreement, "Shareholders' Representative" shall mean Greg Roche.

          (d) If an Acquirer Indemnified Party believes it has incurred any Damages which are subject to indemnification under Section 12.2(a) and such Damages do not involve a third party claim or demand described in
Section 12.2(d), it shall forward notice thereof to Shareholders' Representative and shall state therein the amount of Damages it believes it has suffered, and shall provide, in reasonable detail the facts alleged as the basis for such claim and the section or sections of this Agreement alleged to have been violated (a "Damages Notice"). No later than thirty
(30) days after receipt of a Damages Notice from an Acquirer Indemnified Party, Shareholders' Representative shall deliver to Acquirer either a notice accepting such claim for Damages or a notice that Shareholders dispute the claim for Damages. A failure to provide the Acquirer Indemnified Party with notice disputing a claim for Damages within thirty
(30) days of receipt of a Damages Notice from an Acquirer Indemnified Party shall be deemed acceptance of such claim. Notwithstanding any provision herein to the contrary, the failure of Acquirer Indemnified Party to give any notice required by this section shall not constitute a waiver of Acquirer Indemnified Party's right to indemnification or a defense to any claim by Shareholders unless such failure results in material prejudice to the Shareholders.

          12.3 Acquirer Indemnification.

               (a) Acquirer shall indemnify and hold harmless Shareholders, their heirs and assigns (the "Shareholder Indemnified Parties"), against and in respect of all actions, damages, claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by a Shareholder Indemnified Party within the Indemnification Period, arising out of or related to (i) any misrepresentation or breach of any warranty made by Acquirer pursuant to Section 4 of this Agreement, or (ii) the nonperformance or breach of any covenant, agreement or obligation of Acquirer contained in this Agreement. There shall be no liability for indemnification under this Section 12.3 unless the aggregate amount of Damages hereunder exceeds Ten Thousand Dollars ($10,000), and then only to the extent such aggregate amount of Damages exceeds $10,000, and such liability is subject to the right of setoff for any Damages owed by the Shareholder Indemnified Party. In no event shall Acquirer's indemnification obligations under this Section 12 exceed the Fair Market Value of the Acquirer Shares.


                                     36

               (b) If a Shareholder Indemnified Party believes it has incurred any Damages that are subject to indemnification under Section 12.3, it shall promptly provide written notice thereof to Acquirer.

               (c) With respect to claims or demands by third parties, whenever a Shareholder Indemnified Party shall have received notice that such a claim or demand has been asserted or threatened, which, if true, would result in indemnification under Section 12.3, Shareholder Indemnified Party shall as soon as reasonably practicable, and in any event within thirty (30) days of receipt of such notice, notify Acquirer of such claim or demand and of all relevant facts within its knowledge which relate thereto. Acquirer shall then have the right to undertake the defense of any such claims or demands utilizing counsel selected by it and approved by Shareholder, which approval shall not be unreasonably withheld, conditioned or delayed, provided however, that Acquirer shall not settle or otherwise compromise any such action without the prior written consent of Shareholder Indemnified Party unless such settlement affords Shareholder Indemnified Party a full release. In the event that Acquirer shall fail to give notice of its intention to undertake the defense of any such claim or demand within twenty (20) business days after receiving notice that it has been asserted or threatened, Shareholder Indemnified Party shall have the right to satisfy and discharge the same by payment, compromise or otherwise. Notwithstanding any provision herein to the contrary, the failure of Shareholder Indemnified Party to give any notice required by this Section shall not constitute a waiver of Shareholder Indemnified Party's right to indemnification or a defense to any claim by Acquirer unless such failure results in material prejudice to Acquirer.

               (d) If a Shareholder Indemnified Party believes it has incurred any Damages which are subject to indemnification under Section 12.3(a) and such Damages do not involve a third party claim or demand described in Section 12.3(c), it shall forward a Damages notice to Acquirer. No later than thirty (30) days after receipt of a Damages Notice from a Shareholder Indemnified Party, Acquirer shall deliver to Shareholder Indemnified Party either a notice accepting such claim for Damages or a notice that Acquirer disputes the claim for Damages. A failure to provide Shareholder Indemnified Party with notice disputing a claim for Damages within thirty (30) days of receipt of a Damages Notice from a Shareholder Indemnified Party shall be deemed acceptance of such claim.

          12.4 Insurance Recoveries.

               12.4.1 Shareholder Indemnified Party or Acquirer Indemnified Party shall use commercially reasonable efforts to collect insurance proceeds from applicable insurance policies held by such Shareholder Indemnified Party or Acquirer Indemnified Party, as the case may be. Nothing in this Section 12.4 shall require Shareholder Indemnified Party or Acquirer Indemnified Party to obtain any insurance coverage. If there is insurance that provides complete coverage of a defense for a claim for which there is a right to indemnification, then an indemnifying party may satisfy his or its liability by such insurance with the indemnified party's prior written consent, which shall not be unreasonably withheld.

               12.4.2 Any indemnity payment made by Shareholders to any Acquirer Indemnified Party, on the one hand, or by Acquirer to any Shareholder Indemnified Party, on the other hand, pursuant to this
Section 12 in respect of any claim (i) shall be net of an amount equal to
(x) any insurance proceeds realized by and paid to the respective
Shareholder Indemnified Parties or Acquirer Indemnified Parties minus (y) any deductible actually paid.

                                     37

          12.5 Fair Market Value. For purposes of this Section 12, "Fair Market Value" shall mean $0.50 per share.

     13.  MISCELLANEOUS

          13.1 Governing Law. The internal laws of the State of Utah (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

          13.2 Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          13.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

          13.4 Counterparts. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

          13.5 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

          13.6 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provision on any other occasion.

          13.7 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

                                     38

               (i)  If to Acquirer:
                    Trinity Learning Corporation
                    2526 Durant Avenue
                    Berkeley, California 94704
                    Attention:  Doug Cole, Chief Executive Officer

                    with a copy to:
                    Parsons, Behle & Latimer
                    333 South 520 West, Suite 220
                    Lindon, Utah 84042
                    Attention:  Brent Christensen, Esq.
                    Phone:  (801) 532-1234
                    Fax:  (801) 536-6111

               (ii) If to the Shareholders:

                    TouchVision, Inc.
                    11095 Knott Ave., Suite E
                    Cypress, CA 90630
                    Attention: Greg Roche
                    Phone:  (714) 886-5307
                    Fax:  (714) 886-5340


                    with a copy to:
                    David G. Jimenez
                    Jimenez & Small
                    e-mail: david@jimenez-law.com


or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 13.7.

          13.8 Construction of Agreement. The language hereof will not be construed for or against any party based solely on that party being the drafting party. A reference to an article, section or exhibit will mean an article or section in, or an exhibit to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.


                                     39

          13.9 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

          13.10 Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other party to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

          13.11 Public Announcement. Acquirer and Shareholders will issue a press release approved by all parties announcing this Agreement as soon as practicable following the execution of this Agreement. Acquirer may issue such press releases, and make such other disclosures regarding the transactions contemplated by this Agreement, as it determines to be required or appropriate under applicable securities laws. No Shareholder will make any other public announcement or disclosure of the transactions contemplated by this Agreement until such time as Acquirer has issued such press releases, and made such other disclosures regarding this Agreement required under applicable securities laws or the time period designated by federal securities laws for making such disclosures has lapsed. Each Shareholder will take all reasonable precautions to prevent any trading in the securities of Acquirer by officers, directors, employees and agents of each such Shareholder having knowledge of any material information regarding Acquirer provided hereunder, including, without limitation, the existence of the transactions contemplated by this Agreement (the "Acquirer Material Information"), until the information in question has been publicly disclosed. Shareholder agrees not to trade in the securities of Acquirer until the Acquirer Material Information has been disclosed.

         13.12 Time is of the Essence. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement, and that they will each utilize reasonable best efforts to satisfy all the conditions to Closing.

                 13.13 Certain Definitions.

                      13.13.1 "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

                      13.13.2 "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, municipal, foreign or other government; or (c) governmental or quasi-government authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit body or Entity and any court or other tribunal).

                                     40

                  13.13.3 "Knowledge" shall mean actual knowledge after reasonable investigation. For purposes of this definition, "reasonable investigation" with respect to Shareholders shall include inquiry by each of the Shareholders of the directors, executive officers and supervisory employees and each of the other Shareholders of the Company.

                  13.13.4 "Legal Requirement" shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any local, state, federal or foreign court, government, governmental department, commission, agency board or instrumentality.

                  13.13.5 "Material Adverse Effect" and "Material Adverse Change." For purposes of this Agreement, the terms "Material Adverse Effect" and "Material Adverse Change" mean or refer to, with respect to any entity, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the financial condition, properties, assets, liabilities, material Intellectual Property rights, business, or operating results of such entity, and its subsidiaries if any, taken as a whole, except for those changes, circumstances or events that are caused by (i) general business or economic conditions, (ii) conditions affecting the market in which such entity competes, (iii) conditions resulting from the announcement of this Agreement or the pendency of the consummation of the transactions contemplated herein and (iv) conditions resulting from or relating to the taking of any action contemplated by this Agreement or otherwise agreed to by Acquirer.

                  13.13.6 "Person" shall mean any individual, Entity or Governmental Body.

             13.14 Expenses. All expenses incurred in connection with this Agreement on behalf of Shareholders, including, but not limited to, all accounting, legal and investment banking and other related fees, shall be paid by Shareholders, and not by the Company or Acquirer; provided, that in the event of closing of this Agreement, then Acquirer will pay all reasonable and customary accounting and attorneys' fees and expenses incurred by Shareholders and/or the Company in connection with the transactions contemplated hereby, up to but not to exceed $25,000 in the aggregate. The Company shall pay and hold Acquirer harmless from any such fees and expenses incurred by Company in excess of $25,000.

             13.15 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other person or entity, except as specifically otherwise provided to be for the benefit of officers, directors, employees or shareholders of the Company in Sections 5.13 and 6.4 (as to officers and directors), and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

             13.16 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

                                     41

             13.17 Sole Remedy. The parties' sole and exclusive remedy for breach of any representation, warranty or covenant herein shall be the indemnification provision of Article 12.

             13.18 Arbitration. Any dispute arising out of this Agreement under the Commercial Arbitration Rules (the "AAA Rules") of the American Arbitration Association (the "AAA"). This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1-14. The Parties agree that pursuant to Section 9 of the Federal Arbitration Act, a judgment of a United States District Court of competent jurisdiction shall be entered upon the award made pursuant to the arbitration. A single neutral arbitrator, who shall have the authority to allocate the costs of any arbitration initiated under this paragraph, shall be selected according to the AAA Rules within ten
(10) days of the submission to the AAA of the response to the statement of claim or the date on which any such response is due, whichever is earlier. The arbitrator shall be required to furnish to the parties to the arbitration a preliminary statement of the arbitrator's decision that includes the legal rationale for the arbitrator's conclusion and the calculations pertinent to any damage award being made by the arbitrator. The arbitrator shall then furnish each of the parties to the arbitration the opportunity to comment upon and/or contest the arbitrator's preliminary statement of decision either, in the discretion of the arbitrator, through briefs or at a hearing. The arbitrator shall render a final decision following any such briefing or hearing. The arbitrator shall conduct the arbitration in accordance with the Federal Rules of Evidence and Federal Rules of Civil Procedure. The arbitrator shall decide the amount and extent of pre-hearing discovery in the event of any dispute. The arbitrator shall have the power to enter any award of monetary and/or injunctive relief (including the power to issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by any party and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by any party), including the power to render an award as provided in Rule 43 of the AAA Rules. The arbitrator shall have the power to award the prevailing party its costs and reasonable attorneys' fees; provided, however, that the arbitrator shall not award attorneys' fees to a prevailing party if the prevailing party received a settlement offer unless the arbitrator's award to the prevailing party is greater than such settlement offer without taking into account attorneys' fees in the case of the settlement offer or the arbitrator's award. In addition to the above courts, the arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration. If arbitration is not commenced within 30 days after notice by a party or for any action that requires immediate injunctive relief based on irreparable harm as set forth under FRCP then the parties may avail themselves of a court of competent jurisdiction for the sole purpose of obtaining such injunction.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                     42


ACQUIRER                           SHAREHOLDERS

TRINITY LEARNING CORPORATION

By:___________________________     By:___________________________

Name:  Doug Cole                   Gregory Roche
Title:  Chief Executive Officer


                                   By:___________________________
                                   Larry Mahar


                                   By:___________________________
                                   Bryce Agnew


                                   By:___________________________
                                   Richard Penn


                                   By:___________________________
                                   Elaine Carter


                                   By:___________________________

                                   Name: ________________________
                                   Title:  Trustee, Carol F. Bishop Trust


                                   By:___________________________
                                   Daniel Bishop


                             SIGNATURE PAGE TO
                       SECURITIES PURCHASE AGREEMENT



                                   By:___________________________
                                   Devin Agnew


                                   By:___________________________
                                   Alex Bautista



                                     43



                                   By:___________________________
                                   William Parson


                                   By:___________________________
                                   Gabriel Rodas


                                   By:___________________________
                                   Michael Lesner






                             SIGNATURE PAGE TO
                       SECURITIES PURCHASE AGREEMENT














                                     44


                                  Annex A



Shareholders                       No. of Shares
------------                       -------------

Gregory L. Roche                   5,415,000

Larry J. Mahar                     5,415,000

Bryce Agnew                        400,000

Richard Penn                       385,400

Elaine Carter                      350,000

Carol F. Bishop Trust              25,000

Daniel Bishop                      10,000

Devin Agnew                        15,000

Alex Bautista                      15,000

William Parson                     15,000

Gabriel Rodas                      15,000

Michael Lesner                     50,000